Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Franklin Managed Municipal Income Trust of our report dated December 18, 2025, relating to the financial statements and financial highlights, which appears in Franklin Managed Municipal Income Trust’s (previously known as Putnam Managed Municipal Income Trust) Annual Report on Form N-CSR for the year ended October 31, 2025. We also consent to the references to us under the headings “FINANCIAL HIGHLIGHTS”, “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” and “FINANCIAL STATEMENTS” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

October 2, 2026